Exhibit 10.2

Jason Dies

Dear Jason:

On behalf of Pitney Bowes Inc. (“Pitney Bowes,” “us,” “our” or “we”), I am happy to extend an offer to you for the position of Interim Chief Executive Officer of Pitney Bowes (“Interim CEO”), reporting to our Board of Directors (the “Board”), commencing on October 2, 2023 (the “Start Date”).

Terms and conditions, including compensation and other benefits, for this salaried, exempt position will be as follows:

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Duties and Responsibilities:  You will perform such duties as are assigned to you by the Board from time to time, and you will have authority commensurate with the position of Interim CEO and as delegated to you by the Board from time to time.

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Monthly Stipend:  In order to compensate you for your increased responsibilities as Interim CEO, you will receive a monthly cash payment of $60,000 during your service as Interim CEO (the “Cash Stipend”), prorated for any partial months of service as Interim CEO.  The Cash Stipend will be payable in arrears during the first pay date of each month, beginning with the month following the Start Date, and otherwise in accordance with the Company’s normal payroll procedures. For the avoidance of doubt, the Cash Stipend is in addition to any other compensation you are currently eligible to receive from the Company.

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Target LTI Increase:  In order to compensate you for your increased responsibilities as Interim CEO, your 2024 annual target long-term incentive award opportunity will be increased by $200,000 for a target value of $1,800,000.  Your 2023 long-term incentive award grant will also be increased by granting you additional RSUs (the “Top-Up RSUs”), as soon as practicable following the Start Date, with the number of Top-Up RSUs determined by dividing $200,000 by the grant date value, determined based on our standard valuation methodology, rounded up to the nearest whole RSU.  The Top-Up RSUs will be subject to the same vesting conditions as the RSUs previously granted to you in 2023.

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End of Interim CEO Period:  While the Board intends to consider you for the role of permanent Chief Executive Officer, you agree that, in the event the Company appoints a permanent Chief Executive Officer other than yourself, but (1) does not terminate your employment with the Company, (2) modifies your title, duties and authorities to be reasonably comparable to your current role and (3) maintains your compensation to at least the level you have in your current role, then you will not be eligible to receive any severance pay or benefits under our Severance Pay Plan or our Senior Executive Severance Policy.

●	No Change to Other Terms and Conditions: All other terms and conditions of your current employment with Pitney Bowes remain unchanged.

Nothing in this offer letter will be construed as a guarantee of continuing employment for any specified period.  Your employment with Pitney Bowes remains at-will and is terminable by you or Pitney Bowes at any time, with or without cause.  All payments paid hereunder shall be subject to applicable federal, state and local tax withholding. This offer letter may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by electronic means (including by “pdf”) shall be deemed effective for all purposes.

We are excited to extend this opportunity to you.  Please return the signed offer letter to me by September 30, 2023.

If you have any questions, please let us know.

Sincerely,

/s/ Mary J. Steele Guilfoile

Name: Mary J. Steele Guilfoile

Title: Non-Executive Chairman of the Board

ACCEPTED BY:

/s/ Jason Dies	September 29, 2023
Jason Dies	Date